abrdn ETFs 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2025, relating to the consolidated financial statements and financial highlights of abrdn Bloomberg All Commodity Strategy K-1 Free ETF, abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF, and abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF, each a series of abrdn ETFs, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Financial Statements” and “Miscellaneous Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 24, 2025